Exhibit 99.1

For Immediate Release

Contacts:	Linda H. Simmons	William C. DeWitt
Chief Financial Officer	Corporate Communications
(401) 456-5015 Ext. 1652	(401) 456-5015 Ext. 1541

PRELIMINARY RESULTS INDICATE BANCORP RHODE ISLAND SHAREHOLDERS ELECT ALL BOARD'S DIRECTOR NOMINEES

PROVIDENCE, R.I., May 21, 2008 – Bancorp Rhode Island, Inc. (NASDAQ: BARI) today announced that, based on an estimate of the votes cast at the company’s Annual Meeting of Shareholders, the company believes that shareholders have voted to elect all of the Board of Directors’ nominees.

“On behalf of the Board of Directors and management team, we thank all of our shareholders for their support and confidence in BancorpRI,” said Bancorp Rhode Island, Inc.’s Chairman Malcolm G. Chace. “We look forward to building on the momentum of our first quarter and continuing to deliver long-term value to our shareholders.”

Merrill W. Sherman, BancorpRI’s president and chief executive officer, commented, “We are pleased that our shareholders and the nation’s leading corporate governance firms have again recognized our Board’s track record of value creation. We value the views and insights of our shareholders and appreciate their interest in the future of our company. We thank all of our shareholders for their continued confidence in BancorpRI and its Board of Directors.”

Prior to the closing of the polls at the Annual Meeting, all proxy cards received by BancorpRI and the PL Capital Group were turned over to the independent inspector of elections, Carl T. Hagberg and Associates, for final tabulation and certification. Final results will be released after the votes have been tabulated and certified, which the company expects to occur within one week from today’s meeting. BancorpRI will publicly announce the final results once they are made available to the company.

Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution. The Bank, headquartered in Providence, Rhode Island, operates 16 branches throughout Providence, Kent and Washington Counties.

This release may contain "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company's present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company's filings with the Securities and Exchange Commission.